UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2006

CDOOR CORP.
(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 333-128399

Delaware	20-1945139
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Room 3304, Bldg. #6, Lane 218, Wu-Zhou Road
Zhong-Huang Plaza
Shanghai, China 200080
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 011-86-21-56969868

20A Rehov Sharei Torah
Bayit Vegan, Jerusalem Israel 96387
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 28, 2006, Mr. Ka Yu resigned as the Chief Financial Officer of CDoor Corp. (the “Company”), without having any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective December 28, 2006, the Board of Directors of the Company accepted the resignation of Mr. Ka Yu as the Chief Financial Officer of the Company and appointed Mr. Asher Zwebner as the new Chief Financial Officer of the Company and to remain the Chief Financial Officer until the next annual general meeting of the Company or until his successor is elected or appointed.

Mr. Asher Zwebner was the Company’s Chief Financial Officer and Treasurer until he resigned on October 30, 2006, in accordance with the Stock Purchase Agreement, dated October 16, 2006, whereby Mr. Zwebner agreed to sell all of his 1,000,000 shares in the Company to Mr. Ka Yu. Since May, 2002, Mr. Zwebner has served as the Chief Financial Officer of ForexManage Ltd., a private hi-tech developer of Internet-based foreign exchange and risk management solutions based in Israel. Prior to that, Mr. Zwebner served as the Chief Financial Officer of SMC Ventures.com and for Britannica.com, both private companies located in Israel. From 2000 through 2002, Mr. Zwebner served as a consultant for SMC Ventures, a strategic services firm which provides business consulting services for startup and established companies. From 1995 through 2000 Mr. Zwebner was a senior manager at Kost Forer and Gabbay (a division of Ernst and Young in Israel). Mr. Zwebner is a CPA in Israel and the United States, and received a BS Degree in Accounting and Finance from Touro College in 1988.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CDOOR CORP.

By:	/s/ Ka Yu
Name:	Ka Yu
Title:	Chief Executive Officer

Date: December 28, 2006